EXHIBIT 99.1

                        NEWS RELEASE

Contact:
Susan Hager	Karen L. Bergman or
Senior Director, Investor Relations and Corporate Communications	Michelle Corral
Coley Pharmaceutical Group	BCC Partners (US)
+1.781.431.9079	+1.650.575.1509 or +1.415.794.8662
shager@coleypharma.com	kbergman@bccpartners.com
mcorral@bccpartners.com

For Immediate Release

Coley Pharmaceutical Amends Strategic Alliance License Agreement with

GlaxoSmithKline for VaxImmune™ Vaccine Adjuvant

Change in Exclusivity Provides Coley with Greater Flexibility in Forming Future VaxImmune Partnerships

Wellesley, MA, December 8, 2006 – Coley Pharmaceutical Group, Inc. (Nasdaq: COLY) today announced that the company has amended its strategic alliance license agreement with GlaxoSmithKline (GSK) for the use of Coley’s VaxImmune™ vaccine adjuvant product in the development of certain infectious disease vaccines. As a result of this amendment, Coley will be able to enter into additional non-exclusive licenses with other vaccine developers for the use of VaxImmune in infectious disease vaccines.

Coley and GSK have an additional agreement for the use of VaxImmune in certain cancer vaccines. The amendment announced today does not modify the agreement relating to GSK’s cancer program with VaxImmune.

Coley and GSK originally entered into a worldwide co-exclusive license for the use of Coley’s proprietary VaxImmune vaccine adjuvant compound in certain therapeutic and prophylactic vaccines for infectious diseases in December 1998. As a result of the amendment to the agreement being announced today, certain co-exclusive licenses in the original agreement for the use of VaxImmune with select infectious disease antigens will be converted to non-exclusive licenses. As part of the conversion, there was an adjustment to the financial terms (milestones and royalties) including a $17.4 million reduction in the potential regulatory and development milestones to be earned by Coley under the original $79.3 million infectious disease agreement.

Coley believes that this amendment provides an important business advantage by creating new partnership opportunities for VaxImmune with biotech, pharmaceutical and government organizations who may be interested in leveraging the vaccine adjuvant in the development of prophylactic and therapeutic vaccines for infectious diseases. The amendment enables Coley to license VaxImmune for use in virtually all infectious disease vaccines.

VaxImmune is a proprietary Toll-like receptor 9 (TLR9) agonist designed to induce both an enhanced antibody response and a potent killer T cell immune response to infection or tumors in order to achieve and sustain a clinical response without compromising safety. In clinical trials conducted by GSK to date, the product has shown effective immunostimulatory properties and a positive safety profile. Coley has made VaxImmune available to several partners for evaluation in a wide array of vaccines for infectious diseases and various cancer indications.

In the field of cancer, GSK’s most advanced VaxImmune program is in Phase II clinical testing for breast cancer. GSK has also initiated clinical testing with VaxImmune paired with prostate and lung cancer antigens.

“In our eight years of corporate history, Coley has demonstrated its ability to be a prolific partner,” said Steve Bernitz, Senior Vice President, Business and Commercial Development of Coley. “As vaccine developers increasingly embrace adjuvant technology as a critical component of good vaccine design and development, the demand increases for promising adjuvant technologies, like VaxImmune, that have the potential to enhance and direct immune responses without compromising safety. We believe that amending our agreement with GSK allows us the flexibility to further capitalize on the value of VaxImmune.”

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, infectious diseases, asthma and allergy. Coley has established a pipeline of four TLR Therapeutic product candidates currently advancing through clinical development either independently or with partners, and additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, Novartis Vaccines & Diagnostics (formerly Chiron), GlaxoSmithKline and the United States government. For further information on Coley Pharmaceutical Group please visit www.coleypharma.com.

Safe Harbor Statement

Certain statements in this news release concerning Coley’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to

Coley’s ability to form future VaxImmune partnerships. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials; the risk that results from early stage clinical trials may not be indicative of results in later stage trials; the unproven safety and efficacy of products under development; intellectual property rights and litigation; competitive products; and other risks identified in Coley’s filings with the Securities and Exchange Commission including, but not limited to, Coley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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